United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 28, 2011
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)
Registrant’s telephone number, including area code: (650) 635-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 28, 2011, OXiGENE, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company, whereby LPC has agreed to purchase up to $20 million of the common stock, par value $0.01 per share, of the Company (“Common Stock”), subject to certain limitations, over a thirty-six (36) month period. The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with LPC pursuant to which the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale by LPC of the shares that have been issued or may be issued to LPC under the Purchase Agreement. Subject to the SEC declaring the registration statement effective, the Company will have the right, in its sole discretion, over a 36-month period to sell up to $20 million of its Common Stock to LPC (subject to certain limitations), depending on certain conditions as set forth in the Purchase Agreement.
There are no upper limits to the price LPC may pay to purchase shares of Common Stock, and the purchase price of the shares related to any future funding under the Purchase Agreement will be based on the prevailing market prices of the Common Stock immediately preceding the time of sales without any fixed discount in accordance with the pricing provisions set forth in the Purchase Agreement. The Company will control the timing and amount of any future sales, if any, of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of Common Stock on any business day that the price of the Common Stock is below the floor price as set forth in the Purchase Agreement.
In consideration for entering into the Purchase Agreement, the Company issued to LPC 299,700 shares of Common Stock as a commitment fee and is required to issue to LPC up to 599,401 additional shares of Common Stock on a pro rata basis when and if LPC purchases, at the Company’s discretion, the $20 million of Common Stock over the 36-month period. The Company may terminate the Purchase Agreement at any time at its discretion without any cost to it. The proceeds received by the Company under the Purchase Agreement are expected to be used toward funding a portion of the costs of the Company’s FACT 2 study in anaplastic thyroid cancer and for general corporate purposes, including working capital and operational purposes.
The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions by, among and solely for the benefit of, the parties to the Purchase Agreement in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended to be relied upon by investors and the public. Investors and the public should review the Company’s filings with the SEC for information regarding the Company.
The foregoing description of the Purchase Agreement and the Registration Rights Agreement is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, a copy of each of which is attached to this Current Report as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The Company also issued a press release, dated November 28, 2011, to disclose the transaction with LPC, a copy of which is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.
In connection with the Company’s entry into the Purchase Agreement and the Registration Rights Agreement, the Company has also entered into Amendment No. 5 to the Company’s Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended (the “Stockholder Rights Agreement”), in order to exempt the issuances of shares that have been issued or may be issued to LPC under the Purchase Agreement from the operation of the Stockholder Rights Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance and sale of shares by the Company to LPC under the Purchase Agreement is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Description
4.1	Amendment No. 5 to Stockholder Rights Agreement, dated as of November 28, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC.

10.1	Purchase Agreement, dated as of November 28, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of November 28, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.

99.1	Press release of the Company dated November 28, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.
Date: November 28, 2011	By:	/s/ Peter J. Langecker
Peter J. Langecker
Chief Executive Officer